EXHIBIT 5










                          May 27, 1994



Reynolds Metals Company
6601 West Broad Street
Richmond, Virginia  23230

Gentlemen:

          I am Vice President, General Counsel and Secretary of Reynolds Metals Company (the "Company"). I, together with attorneys acting under my supervision, have acted as counsel to the Company in connection with, and have participated in the preparation of, a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") relating to the registration under the Securities Act of 1933 of 50,000 shares (the "Shares") of the Company's Common Stock, without par value, and an indeterminate amount of interests (the "Interests") to be offered under the Employees Savings Plan maintained by the Company (the "Plan"). I, or attorneys under my supervision, have reviewed the Plan and such other documents as I have deemed appropriate for purposes of this opinion.

          Based on the foregoing, it is my opinion that:

          (i) the Shares have been validly authorized and, when issued and delivered to the Trustee of the Trust established pursuant to the Plan in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable; and

         (ii) the Interests have been validly authorized and, when created pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable, and will be binding obligations of the Plan.

          I express no opinion as to the laws of jurisdictions other than the laws of the Commonwealth of Virginia, the General
Corporation Law of the State of Delaware, and the federal laws of the United States of America.

          I consent to the reference to me under Item 5 in the Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   D. Michael Jones

                                   D. Michael Jones